LIABILITY RELEASE

This Liability Release (the "Agreement") is effective 12th Day of April,, 2011 ("Effective Date").

BETWEEN: **WESCORP ENERGY INC.** ("Payer") a corporation organized and existing under the laws of the State of Delaware, with its head office located at:

Suite 400, 435 – 4th Avenue SW Calgary, Alberta T2P 3A8

AND: **ABUELO TRUST.** ("Claimant"), a trust created and existing under the laws of Barbados and Canada.

RECITALS

WHEREAS, the Claimant holds claims against the Payer for common shares of the Payer, relating to the sale of stock of Vasjar Trading Ltd to the Payer ("Claim"); and WHEREAS, Payer hereby agrees to settle the Claim in return for a release of its indebtedness to Claimant.

NOW THEREFORE, in consideration of the payment of 980,000 un-restricted shares ("Free Trading Shares") and 4,020,000 restricted common shares ("Restricted Shares") of Payer's stock (collectively the "Shares"), to be delivered in accordance with the terms of this Agreement, the Claimant hereby finally and irrevocably releases the Payer from all liability to the Claimant, and settles all actions or causes of action against the Payer, for damages, loss or injury sustained by the Claimant, however arising, present and future, known and unknown at this time, relating to the Claim.

TERMS

1) **Release.** The Claimant jointly and severally hereby forever release, discharge, acquit and forgive from any and all claims, actions, suits, demands, agreements, and each of them, if more than one, liabilities, judgments, and proceedings both at law and in equity arising from the beginning of time to the date of these presents and as more particularly related to or arriving from the Claim.

2) **Legal Proceedings.** If the Claimant has instituted any legal proceedings against the Payer settled by this release, the Claimant covenants to have them dismissed at the Claimant's cost with express prejudice to bringing further proceedings against the Payer arising out of the same matter.

3) **Liability.** The Claimant also acknowledges that the Payer does not admit liability to the Claimant in connection with any matter for which this release is given.

4) **Other Claims.** The Claimant also covenants not to make any claim or institute any proceedings against any person who might claim over against or claim contribution or indemnity from the Payer in connection with any matter for which this release is given.

5) **Binding Agreement.** This release shall be binding upon and inure to the benefit of the parties, their subsidiaries, affiliates, successors, assigns and personal representatives.

6) **Sale of Shares.** The Claimant agrees that it will sell no more than 500,000 of the Shares in any 90 day period.

7) **Conditions.** The terms set forth in paragraphs 1-6 above are conditional upon the following:

a) **Free Trading Shares.** The parties agree to the following timing and steps to enable the granting of the Free Trading Shares

i) Payer will use best efforts to file Payer's SEC 10k annual report filling on or before March 30, 2011. Claimant acknowledges that the actual filing date is determined by the audit process and the date of the auditor's sign off on the 10k.

ii) Once the 10k is filed, Payer will immediately apply to SEC, to issue to the Claimant the Free Trading Shares. Claimant acknowledges that the timing and the issuance of these shares is subject to SEC approval.

iii) Upon approval of the SEC, Payer will immediately issue to the Claimant the Free Trading Shares

iv) If the SEC will not approve the removal of the restrictions on the Free Trading Shares, Payer will immediately deliver to Claimant the Free Trading Shares with restrictions, and Payer will cooperate with Claimant and exercise best efforts to have the restrictions removed on the Free Trading Shares

v) The Payer shall provide to any transfer agent a legal opinion prepared by the Payer's legal counsel to accommodate the removal of all restrictions

b) **Restricted Shares.** The Restricted Shares shall be eligible to have any and all trading restrictions removed 8 months following the Effective Date of this Agreement in accordance with the SEC rules and procedures and related legislation.

i) Subject to the securities rules then in effect, Claimant may seek a Rule 144 approval, which approval allows Claimant to remove the restrictions on a stock to a maximum quantum equal to 1%of the total outstanding Payer Shares per 90 day period until 12 months have passed from the issue of the Restricted Shares. Claimant may then seek a Rule 144b approval, to have the restrictions removed on all of the remaining Restricted Shares.

ii) The Payer shall provide to any transfer agent a legal opinion prepared by the Payer's legal counsel to accommodate the removal of all restrictions.

iii) Assuming Claimant seeks the Rule 144 and Rule 144b approvals, referred to in section 7 (b) (i) above, when able to do so in accordance with SEC rules and procedures, if any restrictions exist after 14 months following the Effective Date of this Agreement then the Payer shall pay a late penalty of one thousand United States dollars (USD$1000) per day until such restrictions are removed and unrestricted shares are delivered to the Claimant, to a maximum penalty of $20,000. CND.

8) Remedies.

a) **General Remedies.**

i) If any of the conditions set forth in paragraph 7 above are breached by the Payer, and the Payer does not remedy such breach within 7 days of notice of such breach by the Claimant, in addition to the penalties set forth in paragraph 7 above, the Claimant shall have the right to institute legal proceedings against the Payer.

ii) The institution of legal proceedings against the Payer set forth in this paragraph 8 does not invalidate, waive, or suspend any of the rights, remedies, or penalties set forth in paragraph 7.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PAYER CLAIMANT

Authorized Signatory
Robert G. Power
Executive Chair
Wescorp Energy Inc.

Authorized Signatory
Douglas H. Peterson
Trustee